Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Prospectus Supplement No. 8 to Registration Statement No. 333-140887 of our report dated March 29, 2011, relating to the consolidated financial statements and related financial statement schedules of Behringer Harvard Opportunity REIT II, Inc. and subsidiaries, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 30, 2011